EXHIBIT 99.3
      STOCK REPURCHASE PRESS RELEASE OF CITIZENS SOUTH BANKING CORPORATION

       CITIZENS SOUTH BANKING CORPORATION AUTHORIZES THE REPURCHASE OF UP
                       TO 10% OF OUTSTANDING COMMON STOCK

            GASTONIA, NC, October 20, 2003 - Citizens South Banking Corporation (Nasdaq: CSBC) announced today that the Company's Board of Directors authorized the repurchase of up to 879,900 shares, or approximately 10%, of the Company's outstanding common stock. The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes. A previously authorized repurchase program of 343,027 shares, or 3.8% of outstanding shares, was completed in October 2003.

      President and Chief Executive Officer Kim S. Price stated, "This stock repurchase program is an important part of our capital management strategy, given our excess capital position. We expect that repurchases made under this program will be immediately accretive to earnings per share."

      Citizens South Bank was founded in 1904 and has ten offices in three North Carolina counties - Gaston, Rowan, and Iredell, including eight cities - three in Gastonia and one each in Dallas, Mount Holly, Stanley, Salisbury, Rockwell, Statesville, and Mooresville.

      This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2002, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

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